UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

METROPCS COMMUNICATIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 17, 2013, MetroPCS Communications, Inc. mailed a letter to its stockholder describing the terms of the recent amendment to the business combination agreement, dated October 3, 2012, with, among others, Deutsche Telekom AG, to combine MetroPCS with T-Mobile USA. A copy of the letter is included below.

April 17, 2013

Dear Fellow Stockholder:

MetroPCS Communications, Inc. (“MetroPCS”) is pleased to inform you that, on April 15, 2013, the Company announced that it has entered into an amendment (the “amendment”) to the business combination agreement, dated October 3, 2012, (as previously amended, the “original business combination agreement”) with, among others, Deutsche Telekom AG (“DT”), to combine MetroPCS with T-Mobile USA (“T-Mobile”), which improves certain terms of the original business combination agreement. A supplement to MetroPCS' proxy statement containing information relating to the amendment is included with this letter, and we encourage you to review these materials.

The MetroPCS board unanimously recommends that all MetroPCS stockholders vote their shares “FOR” all proposals relating to the proposed combination on the enclosed GREEN card. Voting on the GREEN card is the only way to vote “FOR” the proposed combination and the only way to ensure your vote is counted. The MetroPCS Board believes that the amended terms of the original business combination agreement, which are described in the supplement to the proxy statement attached to this letter, significantly improve the value of the proposed combination for MetroPCS stockholders.

The new, improved terms of the proposed combination include:

•
Reducing combined company debt issued to DT by $3.8 billion: The principal amount of debt to be issued to DT by T-Mobile, pursuant to the original business combination agreement, has been lowered by $3.8 billion to $11.2 billion. This reduction meaningfully lowers the amount of the combined company's debt, creates additional financial flexibility and significantly increases the combined company's equity value.

•
Lowering the interest rate on combined company debt issued to DT: DT has agreed to lower the interest rate on the T-Mobile debt issued to DT pursuant to the original business combination agreement by 50 basis points. This lower rate, which takes into account the new capital structure of the combined company, the improved capital markets environment in recent months and the interest rate level of MetroPCS' $3.5 billion of bonds priced in March 2013, will reduce the combined company's interest burden and increase free cash flow. If the DT Notes were priced on Friday, April 12, 2013, the interest rate would have been approximately 6.3%.

•
Extending the lock-up period for DT-owned stock: The lock-up period during which DT is prohibited from publicly selling shares in the combined company following the closing of the transaction has been extended from 6 to 18 months, subject to certain exceptions.

In aggregate, these revised terms reflect an approximately $3 per share increase in equity value for MetroPCS equity holders.1 The revised terms reflect a 122 - 134% premium2 to MetroPCS' stand-alone value, an improvement of 38% compared to the initial terms3 announced on October 3, 2012.

VOTE FOR THE PROPOSED COMBINATION ON THE GREEN PROXY CARD TODAY

Valid proxies that have already been submitted prior to the originally scheduled April 12, 2013 Special Meeting will continue to be valid unless properly changed or revoked prior to the vote being taken at the rescheduled Special Meeting.

Importantly, two MetroPCS stockholders that had previously indicated their opposition to the proposed combination have now said that they intend to vote in favor of it. P. Schoenfeld Asset Management LP has announced that “it has withdrawn its proxy solicitation campaign opposing the proposed combination” between MetroPCS and T-Mobile and, subject to a review of the MetroPCS proxy materials, that it intends to vote in favor of the proposed combination. In addition, Paulson & Co. Inc., one of MetroPCS' largest stockholders owning 9.9% of MetroPCS' outstanding shares, announced on April 11, 2013, that subject to a review of the MetroPCS proxy materials, it also intends to vote for the proposed combination.

If you previously voted against the proposed combination, there is still time to change your vote, and we encourage you to do so. A later-dated vote cast via the Internet, by telephone or a later-dated signed proxy card voting “FOR” the proposed combination on the GREEN proxy card, or a vote at the meeting, will cancel any previous vote, including any votes cast on a white proxy card. A revocation of your previous vote on the white proxy card does not count as a vote “FOR” the transaction. Voting on the GREEN card is the only way to vote FOR the proposed combination and the only way to ensure your vote is counted. If you previously voted “FOR” the proposed combination on the GREEN proxy card, your vote will still be counted at the Special Meeting of Stockholders on April 24, 2013, and you do not need to act at this time. If you previously voted on a white proxy card, you should recast your vote on a GREEN proxy card.

Stockholders who have not voted are strongly encouraged to do so prior to 11:59 p.m. Eastern Time on April 23, 2013. Stockholders who need assistance in voting or changing their vote should contact MacKenzie Partners at 800-322-2885 (toll-free) or 212-929-5500 (call collect).

The Company asks that stockholders please vote “FOR” the proposals by telephone, Internet, mail or in person according to the instructions on the GREEN proxy card, and below.

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Telephone. Call toll free: 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries. Stockholders must have their control number in hand. Follow the instructions provided.

•	Internet. Log onto the website: www.voteproxy.com. Stockholders must have their control number in hand. Follow the instructions provided.

•	Mail. To vote your shares, please sign, date and return the enclosed GREEN proxy card.

•
In person. For stockholders who wish to vote in person, the MetroPCS Special Meeting of stockholders will be held on April 24, 2013, at 8:00 a.m. local time, at the Eisemann Center located at 2351 Performance Drive, Richardson, Texas 75082.

The failure to vote or an abstention has the same effect as a vote against the proposed combination. Because some of the proposals required as a condition to close the proposed combination require at least an affirmative vote of a majority of all outstanding shares, your vote is important. If the proposed combination is not approved, there can be no assurance that MetroPCS will be able to deliver the same or better stockholder value as a stand-alone wireless company in the future.

On behalf of your board of directors, we thank you for your continued support and look forward closing the combination.

Sincerely,

Roger D. Linquist
Chairman of the Board and Chief Executive Officer

If stockholders have any questions or need assistance with voting your GREEN proxy card, please contact our proxy solicitor, MacKenzie Partners, at the phone numbers listed below.

105 Madison Avenue
New York, NY 10016
(212) 929-5500 (call collect)
Or
TOLL-FREE (800) 322-2885

About MetroPCS Communications, Inc.

Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of no annual contract, unlimited wireless communications service for a flat-rate. MetroPCS is the fifth largest facilities-based wireless carrier in the United States based on number of subscribers served. With Metro USA(SM), MetroPCS customers can use their service in areas throughout the United States covering a population of over 280 million people. As of December 31, 2012, MetroPCS had approximately 8.9 million subscribers. For more information please visit www.metropcs.com.

Additional Information and Where to Find It

This document relates to a proposed transaction between MetroPCS and Deutsche Telekom. In connection with the proposed transaction, MetroPCS has filed with the Securities and Exchange Commission (the “SEC”) an amended definitive proxy statement and a supplement to the amended definitive proxy statement (collectively, the “Proxy Statement”). Security holders are urged to read carefully the proxy statement and all other relevant documents filed with the SEC or sent to stockholders as they become available because they will contain important information about the proposed transaction. All documents are, and when filed will be, available free of charge at the SEC's website (www.sec.gov). You may also obtain these documents by contacting MetroPCS' Investor Relations department at 214-570-4641, or via e-mail at investor_relations@metropcs.com. This communication does not constitute a solicitation of any vote or approval.

Participants in the Solicitation

MetroPCS and its directors and executive officers will be deemed to be participants in any solicitation of proxies in connection with the proposed transaction. Information about MetroPCS' directors and executive officers is available in MetroPCS' annual report on Form 10-K filed with the SEC on March 1, 2013. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement and other relevant materials filed with the SEC regarding the proposed transaction. Investors should read the proxy statement carefully before making any voting or investment decisions.

Cautionary Statement Regarding Forward-Looking Statements

This document includes “forward-looking statements” for the purpose of the “safe harbor” provisions within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any statements made in this document that are not statements of historical fact, and statements about our beliefs, opinions, projections, strategies, and expectations, are forward-looking statements and should be evaluated as such. These forward-looking statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “views,” “projects,” “should,” “would,” “could,” “may,” “become,” “forecast,” and other similar expressions. These forward-looking statements include, among others, statements about the benefits of the proposed combination, the amendment, the revised terms of the proposed combination, the prospects, value and value creation capability of the combined company and MetroPCS on a stand-alone basis, the combined company's financial flexibility, future free cash flows of the combined company, projected valuation and valuation modeling, the value created by the amendment, the positioning of the combined company and MetroPCS stand-alone versus its competitors, compelling terms and nature of the proposed combination, value of the proposed combination to MetroPCS stockholders, future MetroPCS stock prices, projected financing costs and terms, the projected future interest rates, credit ratings and fees associated with financing, the success of the combined company, compliance, and other statements regarding the combined company's strategies, prospects, projected results, plans, or future performance.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of MetroPCS, Deutsche Telekom and T-Mobile and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to, the possibility that the proposed transaction is delayed or does not close, including due to the failure to receive the required stockholder approvals, the failure to satisfy other closing conditions, the possibility that the expected synergies will not be realized, or will not be realized within the expected time period, the significant capital commitments of MetroPCS and T-Mobile, global economic conditions, fluctuations in exchange rates, competitive actions taken by other companies, natural disasters, difficulties in integrating the two companies, disruption from the transaction making it more difficult to maintain business and operational relationships, actions taken or conditions imposed by governmental or other regulatory authorities and the exposure to litigation. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in MetroPCS' annual report on Form 10-K, filed March 1, 2013, and other filings with the SEC available at the SEC's website (www.sec.gov). The results for any prior period may not be indicative of results for any future period.

The forward-looking statements speak only as to the date made, are based on current assumptions and expectations, and are subject to the factors above, among others, and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or ability to predict. You should not place undue reliance on these forward-looking statements. MetroPCS, Deutsche Telekom and T-Mobile do not undertake a duty to update any forward-looking statement to reflect events after the date of this document, except as required by law.

1.
Based on the sum of (1) 26% of $3.8 billion combined company debt reduction and 370 million MetroPCS shares; and (2) 26% of 0.50% interest rate reduction on $11.2 billion DT Notes, tax rate of 38%, resulting in $0.24 impact on EPS, assumed P/E multiple of 10x, and 370 million MetroPCS shares

2.
Based on $7.71 standalone MetroPCS value per share and $17.16 pro-forma value per share (inclusive of synergies and revised terms and based on combined company 2013E EBITDA of $5,859 million) and $18.04 pro-forma value per share (inclusive of synergies and revised terms and based on combined company 2013E EBITDA of $6,109 million).

3.
Original terms reflected a $14.24 pro-forma value per share (inclusive of synergies and reflective of combined company 2013E EBITDA projections of $5,859 million) and $15.12 pro-forma value per share (inclusive of synergies and reflective of combined company 2013E EBITDA projections of $6,109 million)